Exhibit 7

CONFIDENTIAL

May 1, 2014

Mill Road Capital II, L.P.

382 Greenwich Avenue

Suite One

Greenwich, CT 06830

Attention:	Charles Goldman
Jim Zivin
Sean Quinn

Re:	Project Blue Commitment Letter

Gentlemen:

We are pleased to advise you that GCI Capital Markets LLC (directly or through its affiliates) (“Golub”) commits to provide (a) a $85 million senior secured first lien term loan facility (the “First Lien Term Loan”), (b) a $30 million senior secured second lien term loan facility (the “Second Lien Facility”) and (c) a $15 million senior secured revolving credit facility (the “Cash Flow Revolving Facility”; together with the First Lien Term Loan, the “First Lien Credit Facility”) (the First Lien Credit Facility together with the Second Lien Facility, the “Facilities”) to support Mill Road Capital II, L.P. (the “Sponsor”) in the proposed acquisition (the “Acquisition”) of R.G. Barry Corporation, an Ohio corporation (“Project Blue”). The terms and conditions of Golub’s commitment are outlined in, and subject to, this letter and each Summary of Terms and Conditions attached hereto (each a “Term Sheet” and collectively the “Term Sheets”) as Annex 1 (this letter and the Term Sheets, collectively, the “Commitment Letter”) and the separate fee letter between you and us dated as of the date hereof (the “Fee Letter”). All terms used but not defined herein shall have the respective meanings given to them in the attached Summaries of Terms and Conditions. We understand that proceeds from the Facilities will be used to: (a) provide funds for the Acquisition, (b) repay certain indebtedness of Project Blue, if any, (c) provide for working capital and for other general corporate purposes of Project Blue, and (d) fund certain fees, costs and expenses associated with the Acquisition.

We understand that flexibility, reliability and decisiveness are critical factors for you when selecting financing partners. These core values are the hallmarks of Golub’s approach to each transaction. Our team of experienced professionals seeks to combine Golub’s broad product offering with a streamlined approval process and superior execution capabilities to ensure the success of each of our clients’ investments. Because of our strong track record with your firm, we recognize the importance you place on strong financing partners. Should you or any of your representatives have any questions regarding this Commitment Letter or our investment capabilities, please feel free to contact me directly at (212) 660-7270. We look forward to working with you.

Please indicate your acceptance of this Commitment Letter by executing your signature where indicated below, and returning a copy to Golub. This Commitment Letter will not be effective unless it and the Fee Letter have been executed and returned to Golub by 5:00 p.m. (New York time) on May 5, 2014. Additionally, this Commitment Letter will expire if the funding of the initial loans under the Facilities (excluding the Cash Flow Revolving Facility to the extent replaced and superseded by the ABL Revolving Facility) has not occurred on or prior to October 1, 2014. Golub reserves the right to withdraw this Commitment Letter, either orally or in writing, prior to the full execution and delivery of this Commitment Letter. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument. Signatures by facsimile or e-mail shall bind the parties hereto. Once executed, neither this Commitment Letter nor the Fee Letter may be amended or modified other than pursuant to a written agreement signed by each of the parties hereto.

Sponsor and Golub agree to use their best efforts to consummate the Facilities as soon as reasonably possible following the acceptance of this Commitment Letter. The commitments of Golub under this Commitment Letter, the funding of the Facilities and Golub’s agreement to perform the services described in this Commitment Letter and the Fee Letter are subject only to the satisfaction of the following conditions: (a) the execution and delivery by Holdings, the Borrower (and Guarantors, as applicable) to Agent of definitive documentation with respect to the Facilities, as provided in the “Other Conditions” sections of the Term Sheets (as applicable) (collectively, the “Facilities Documentation”), which, for purposes of clarity, shall be consistent with the Term Sheets (as applicable) and the Documentation Principles (as defined in the Term Sheets) and shall be subject to the Certain Funds Provision (as defined in the Term Sheets) and (b) the conditions set forth in the “Other Conditions” section of Term Sheets, as applicable. Golub will cooperate with Sponsor as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Purchase Agreement, this Commitment Letter and the Term Sheets.

For purposes of this Commitment Letter and the Fee Letter, “closing date” shall mean, as the context requires, the date of initial availability of the loans under the Facilities in accordance with this Commitment Letter and the consummation of the Acquisition pursuant to and in accordance with the Purchase Agreement (as it may be amended or otherwise modified in compliance with the relevant condition in the “Other Terms” section of each Term Sheet).

This Commitment Letter constitutes a legally binding agreement by Sponsor to work exclusively with Golub in its capacity as Agent for the Facilities, unless this Commitment Letter is withdrawn by Golub or otherwise expires or fails to become effective as provided in the third paragraph hereof; provided, however, that notwithstanding anything set forth herein to the contrary, Sponsor shall be permitted to work with certain other lenders with respect to obtaining an asset-based revolving facility in an aggregate amount not to exceed $40,000,000 in substitution for or replacement of the Cash Flow Revolving Facility from one or more lenders on terms consistent with the Term Sheets, including, but not limited to, the Intercreditor Provisions (as defined in the Term Sheets) and a condition that borrowings under such revolving facility on the closing date of such revolving facility shall not exceed an amount equal to (a) the aggregate outstanding principal amount under the Cash Flow Revolving Facility, together with all accrued and unpaid interest, any and all fees and other amounts attributable thereto plus (b) fees, costs and expenses required to be paid in connection with the closing of such revolving facility, and otherwise on terms and conditions reasonably satisfactory to Golub (such revolving facility, the “ABL Revolving Facility”).

Sponsor represents and warrants (to Sponsor’s knowledge solely with respect to Project Blue and its affiliates prior to the closing date) that (it being understood that the accuracy of such representation and warranty shall not be a condition to Golub’s commitment hereunder or the initial funding of the Facilities on the closing date): (a) all written information other than any projections or information of a forward looking or general economic or industry-specific nature (as so limited, the “Information”) that has been or will be made available to Golub by or on behalf of Project Blue, the Sponsor or any representatives or affiliates of Project Blue or the Sponsor, taken as a whole, was or will be, when made available to Golub, complete and correct in all material respects and did not, or will not, when made available to Golub contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto), and (b) all projections and other forward looking information (collectively, “Projections”) that have been or will be made available to Golub by or on behalf of Sponsor, Project Blue or any representatives or affiliates of Sponsor or Project Blue have been prepared in good faith based upon assumptions that the preparer believed were reasonable at the time made and at the time the related Projections are made available to Golub (it being understood that the Projections are subject to significant uncertainties and contingencies, that no assurance can be given that the Projections will be realized, that actual results may differ and that such differences may be material). Sponsor agrees that if at any time prior to the later of (i) the closing date or (ii) the Syndication Outside Date (as defined in the Fee Letter) any of the representations or warranties in clause (a) or (b) would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then Sponsor will promptly deliver (or, solely with respect to Project Blue prior to the closing date, shall use commercially reasonable efforts to cause Project Blue to deliver) to Golub written supplements to the Information and Projections previously delivered to Golub prior to closing so that (solely with respect to Project Blue and its affiliates prior to the closing date, to Sponsor’s knowledge) such representations will be correct in all material respects under those circumstances, it being understood that such supplementation provided prior to the closing date shall cure any prior breach of the representations and warranties set forth in this paragraph with respect to the Information and/or Projections in respect of which such supplement was delivered. If a Successful Syndication (as defined in the Fee Letter) shall have occurred prior to the closing date, the obligations of Sponsor under this paragraph shall automatically terminate and be superseded by the definitive Facilities Documentation, and Sponsor shall be released from all liability with respect to such obligations upon the closing date. The obligations of Sponsor under this paragraph shall automatically terminate on the Syndication Outside Date if it occurs after the closing date.

Sponsor and Golub agree, as applicable, that (a) neither Golub nor any Indemnitee nor Sponsor nor any subsidiaries or affiliates of any of the foregoing shall be liable on any theory of liability for special, indirect, consequential or punitive damages, arising out of, in connection with, or as a result of, this Commitment Letter, the Facilities or any of the transactions contemplated hereby, (b) this Commitment Letter and the Fee Letter supersede and/or replace all previous discussions, communications and proposals relating in any way to the Facilities (including, without limitation, that certain expense reimbursement letter between us dated April 3, 2014), (c) no person or entity other than Sponsor, Holdings, Merger Sub (as defined in the Term Sheets) and Golub may rely on this Commitment Letter and there are no intended or implied third party beneficiaries (other than the Indemnitees for the purposes of the immediately following paragraph) of this Commitment Letter, (d) Sponsor has not engaged, in connection with the Acquisition or the proposed Facilities, in conduct constituting fraud or willful misconduct and (e) the contents of this Commitment Letter and the Fee Letter are confidential, and shall not be disclosed without Golub’s prior written consent, except: (i) to Sponsor’s, Holdings’ and Merger Sub’s respective equity owners, investors and potential investors, directors, management, employees, controlled investment affiliates, agents and professional advisors, (ii) to Project Blue and its subsidiaries and their respective equity owners, directors, management and employees and their professional advisors on a need-to-know basis (provided that, in the case of any such disclosure of the Fee Letter, any fee amounts, flex terms and other economic terms therein have been redacted in a manner to be reasonably agreed upon by Sponsor and Agent), (iii) to regulatory bodies on a need-to-know basis, (iv) as required by law, (v) without limiting Golub’s right and authority to control all aspects of the syndication of the Facilities as set forth in the Fee Letter, the Commitment Letter (but not the Fee Letter) may be disclosed to prospective lenders or participants in connection with the marketing and syndication of the Facilities and (vi) the Commitment Letter (but not the Fee Letter) may be disclosed to the actual and prospective agent and lenders under any ABL Revolving Facility and their respective management, employees and professional advisors. All persons who are informed of the contents of this Commitment Letter must also be informed that such contents are confidential and cannot be disclosed without Golub’s prior written consent, except as required by law. Sponsor consents to the publication by Agent or any Lender of any press releases, tombstones, advertising or other promotional materials (whether by means of electronic transmission, posting to a website or other internet application, print media or otherwise) relating to the Facilities using Sponsor’s name, product photographs, logo, trademark or related information, subject to their prior approval that shall not be unreasonably delayed or withheld. Sponsor agrees to use commercially reasonable efforts to obtain Project Blue’s consent to the publication by Agent or any Lender of any press releases, tombstones, advertising or other promotional materials (whether by means of electronic transmission, posting to a website or other internet application, print media or otherwise) relating to the Facilities using Project Blue’s name, product photographs, logo, trademark or related information, subject to their prior approval that shall not be unreasonably delayed or withheld. This paragraph shall survive expiration and/or termination of this Commitment Letter and the Fee Letter.

Golub shall, until the earlier of (i) two (2) years from the date hereof or (ii) the initial funding of the Facilities, treat confidentially in accordance with its customary procedures for handling confidential information, all non-public information received by it from you or your affiliates and representatives or Project Blue or its affiliates or representatives in connection with the Acquisition and the financing transactions contemplated hereby; provided, however, upon the execution and delivery of the Facilities Documentation, the provisions of the Facilities Documentation shall govern the confidentiality matters described in this paragraph. Nothing herein shall prevent Golub from disclosing any such information (i) with your consent, (ii) to any lenders or participants or prospective lenders or participants in connection with the marketing and syndication of the Facilities (provided that such persons are advised of the confidentiality of such information and are bound by customary confidentiality obligations), (iii) as required by the order of any court or administrative agency or in any legal, judicial or administrative proceeding where, in their reasonable judgment, disclosure is required by law or regulations (in which case such person shall promptly notify you of such disclosure to the extent permitted by law), (iv) as otherwise required by any applicable law, rule, regulation (including, without limitation, in connection with filings, submissions and any other similar documentation required or customary to comply with Securities and Exchange Commission filing requirements) or compulsory legal process, (v) upon the request or demand of any regulatory authority having jurisdiction over Golub, or its affiliates or managed funds, (vi) in connection with the proposed transactions and on a confidential basis to the shareholders, employees, directors, officers, legal counsel, lenders, investors, independent auditors, professionals, advisors and other experts or agents of Golub or its affiliates or managed funds who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (vii) to any of Golub’s affiliates and managed funds (provided, that any such affiliate or managed fund, as applicable, is advised of its obligation to retain such information as confidential), (viii) to industry trade organizations information with respect to the Facilities that is customary for inclusion in league table measurements, (ix) to the extent any such information (w) becomes publicly available other than by reason of a breach of the confidentiality obligations set forth in this paragraph, (x) becomes available to Golub or any of its affiliates on a non-confidential basis from a source other than you or on your behalf and, to Golub’s knowledge, not in violation of any confidentiality agreement or obligation owed to you, (y) was available to Golub or any of its affiliates on a non-confidential basis prior to its disclosure to Golub by you or (z) was independently developed by Golub without reliance on confidential information, (x) to rating agencies, (xi) for purposes of establishing any defense available under securities laws, including, without limitation, establishing a “due diligence” defense or (xii) in protecting and enforcing Golub’s rights with respect to this Commitment Letter.

Sponsor agrees to pay (a) all reasonable, out of pocket costs and expenses of Golub (including in its capacity as Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by or in connection with this Commitment Letter and the Fee Letter and the Facilities (whether or not the Acquisition is consummated or the Facilities close), including without limitation the reasonable fees, costs and expenses of one primary legal counsel to Golub and, to the extent reasonably deemed necessary by Golub, one local counsel in each relevant jurisdiction (including, but not limited to, Ohio) and regulatory counsel, for Golub, together with the reasonable fees, costs and expenses independent appraisers, consultants, auditors and other advisors and professionals retained by Golub, and (b) without limitation of the preceding clause (a), all costs and expenses in connection with the creation and perfection of the liens to be provided as security for the Facilities, including title investigations, lien searches and the like. In addition, Sponsor hereby agrees to indemnify, pay and hold harmless each of Golub (individually, and as Agent) and the Lenders and their respective affiliates and each of their respective officers, directors, employees, attorneys, agents and representatives (collectively, the “Indemnitees”) from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable expenses (including reasonable attorneys’ fees and disbursements of one primary legal counsel for all Indemnitees, as selected by Golub, and, to the extent reasonably deemed necessary by Golub, one local counsel for all Indemnitees, as selected by Golub, in each relevant jurisdiction (including, but not limited to, Ohio) and regulatory counsel for all Indemnitees, as selected by Golub, and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnitee as the result of credit having been extended, suspended or terminated in connection with this Commitment Letter and the Fee Letter and the administration of such credit, and in connection with or arising out of the transactions contemplated in this Commitment Letter and the Fee Letter and any actions or failures to act in connection therewith, including any and all environmental liabilities and legal costs and reasonable expenses arising out of or incurred in connection with disputes between or among any parties involved in the Facilities (collectively, “Indemnified Liabilities”); provided, that Sponsor shall not be liable for any indemnification to an Indemnitee (i) to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results directly from that Indemnitee’s gross negligence, willful misconduct or bad faith or from the material breach by any Indemnitee of its obligations under this Commitment Letter, the Fee Letter or any of the applicable Facilities Documentation, as finally determined by a court of competent jurisdiction or (ii) to the extent arising from any dispute solely among Indemnitees (other than in respect of any claims arising out of any act or omission on the part of Sponsor, the Borrower or any of their respective affiliates). Sponsor’s obligations under this paragraph shall survive expiration and/or termination of this Commitment Letter and the Fee Letter; provided, however, if the Facilities are closed and the initial loans thereunder are funded, the obligations of Sponsor under this paragraph shall automatically be deemed to have been assumed by Holdings and Borrower, and the Sponsor shall automatically be released from those obligations.

IF THIS COMMITMENT LETTER, THE FEE LETTER OR ANY ACT, OMISSION OR EVENT HEREUNDER OR THEREUNDER BECOMES THE SUBJECT OF A DISPUTE, EACH OF SPONSOR AND GOLUB HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS COMMITMENT LETTER AND THE FEE LETTER AND ALL MATTERS AND CLAIMS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES WHICH WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE; PROVIDED THAT IT IS UNDERSTOOD AND AGREED THAT (A) THE INTERPRETATION OF THE DEFINITION OF “MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE PURCHASE AGREEMENT) (AND WHETHER OR NOT A MATERIAL ADVERSE EFFECT AS SO DEFINED HAS OCCURRED), (B) THE DETERMINATION OF THE ACCURACY OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THE PURCHASE AGREEMENT AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU OR YOUR AFFILIATES HAVE THE RIGHT TO TERMINATE YOUR OBLIGATIONS, OR TO REFUSE TO CONSUMMATE THE ACQUISITION, UNDER THE PURCHASE AGREEMENT AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF

THE PURCHASE AGREEMENT, IN EACH CASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF OHIO, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. SPONSOR HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO GOLUB’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE FEE LETTER SHALL BE LITIGATED IN SUCH COURTS. SPONSOR EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.

This Commitment Letter is executed and delivered by the parties as of the date first written above.

Sincerely,

GCI CAPITAL MARKETS LLC

By:	/s/ Gregory W. Cashman
Name:	Gregory W. Cashman
Title:	Senior Managing Director
Date:	May 1, 2014

ACKNOWLEDGED AND AGREED TO
on Behalf of Itself and its Affiliates this 1st day of May, 2014:

MILL ROAD CAPITAL II, L.P.

By:	Mill Road Capital II GP LLC, its General Partner

By:	/s/ Scott P. Scharfman
Name:	Scott P. Scharfman
Title:	Management Committee Director

9

PROJECT BLUE

$100,000,000 FIRST LIEN CREDIT FACILITY

SUMMARY OF TERMS AND CONDITIONS

MAY 1, 2014

Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Commitment Letter dated May 1, 2014 to which this Summary of Terms and Conditions is attached (or if not defined therein, as defined in the other Annexes and Exhibits attached to such Commitment Letter)

Borrower:	Initially, MRVK Merger Co., an Ohio corporation (“Merger Sub”), which shall be merged into Project Blue at the closing, at which point all obligations of Merger Sub shall become those of Project Blue (initially Merger Sub, and following the merger of Merger Sub into Project Blue, Project Blue, are referred to herein as the “Borrower”); at the election of Sponsor or Borrower, and with the approval of Agent (as herein defined) (not to be unreasonably withheld), one or more subsidiaries of Project Blue may be designated as co-borrowers (and the term “Borrower” herein shall include all of such persons collectively with Merger Sub or Project Blue, as provided above)

Guarantors:	All subsidiaries of Borrower and Holdings. Notwithstanding the foregoing, (a) foreign subsidiaries will not be required to be Guarantors if such guaranty would or could reasonably be expected to result in adverse tax consequences for Holdings, the Borrower or their respective subsidiaries and (b) immaterial and/or inactive subsidiaries on terms and conditions to be mutually agreed (“Immaterial Subsidiaries”) shall not be required to be Guarantors; provided, it being agreed that such immaterial and/or inactive subsidiaries shall be excluded in the calculation of compliance with the Financial Covenants.

Administrative Agent, Lead Arranger, and Sole Bookrunner:	GCI Capital Markets LLC (“Golub” or the “Agent”)

Lenders:	Golub and/or one or more of its affiliates or managed funds and a syndicate of financial institutions arranged by Lead Arranger in consultation with Sponsor.

Facilities:	$100,000,000 in senior secured credit facilities (the “First Lien Credit Facility”) consisting of the following: (a) An $85,000,000 first lien term loan (the “First Lien Term Loan”); and

(b) A revolving credit facility of $15,000,000 (the “Cash Flow Revolving Facility”) under which borrowings may be made from time to time during the period from the closing date until the commitment termination date set forth in the First Lien Credit Agreement (as defined below), subject to the satisfaction of the “Other Conditions” set forth further below with respect to any such borrowings made on the closing date and subject to the satisfaction of the “Conditions Precedent to each Extension of Credit under the First Lien Credit Facility after the Closing Date” set forth further below with respect to any such borrowings made after the closing date.

A sub-facility of $2,500,000 of the Cash Flow Revolving Facility will be available for the issuance of letters of credit (“Letters of Credit”) for the account of Borrower and the subsidiaries that are Guarantors. Any such Letters of Credit shall reduce availability under the Cash Flow Revolving Facility on a dollar-for-dollar basis.

Incremental Facilities:	Borrower shall have the right, at any time and from time to time, to increase the size of the First Lien Term Loan and/or add one or more incremental term loan facilities to the Facility (each, whether or not a separate tranche, an “Incremental Term Loan”); each Incremental Term Loan is sometimes referred to herein individually as an “Incremental Facility” and collectively as the “Incremental Facilities”), in an aggregate amount of up to $25,000,000 in connection with a Permitted Acquisition or otherwise for general corporate purposes, provided;

(a)    no Lender will be required to increase its respective commitment;

(b)    after giving pro forma effect to such Incremental Facility and the use of proceeds, (1) no default or event of default shall exist at the time of incurrence of such Incremental Facility and (2) the first lien and total leverage multiple (calculated using EBITDA of the Borrower measured for the trailing twelve month period ending on the last day of the most recent month for which financial statements of the Borrower required to be delivered under the Financing Documents (as defined below) have been received by Agent and total debt as of the date of such borrowing) shall not exceed the lesser of (A) the first lien and total leverage multiple as of the closing date of such Incremental Facility of 3.50x and 4.50x and (B) the maximum total leverage multiple then permitted under the Financing Documents, less 0.25x;

(c)    the final maturity date of any Incremental Term Loan that is a separate tranche shall be no earlier than the maturity date of the initial First Lien Term Loan and the weighted average life to maturity of any such Incremental Term Loan shall not be shorter than the weighted average life to maturity of the initial First Lien Term Loan;

(d)    the all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding arrangement, structuring and underwriting fees paid or payable to the Lead Arranger or its affiliates) applicable to any Incremental Facility will not be more than 0.50% higher than the corresponding all-in yield (determined on the same basis) applicable to the First Lien Term Loan, the Cash Flow Revolving Facility or any prior Incremental Facility (each an “Existing Facility”), unless the interest rate margin with respect to any Existing Facility is increased by an amount equal to the difference between the all-in yield with respect to such Incremental Facility and the all-in yield on such Existing Facility as applicable, minus 0.50%; and

(e)    except as permitted above, any Incremental Term Loan shall be on terms consistent with the First Lien Term Loan (and in any event shall share in voluntary and mandatory prepayments and collateral enforcement proceeds on a pro rata (or junior) basis with the First Lien Term Loan).

Each Incremental Facility will be made available only upon receiving credit commitments from existing Lenders and/or new Lenders (which new Lenders would need to be acceptable to Agent on the terms set forth below under the heading “Assignments and Participations” as if such new Lenders were acquiring an interest in the First Lien Term Loan by assignment); provided, that existing Lenders will first be offered the opportunity to provide any such Incremental Facility on a pro rata basis (and on a non-pro rata basis, pursuant to terms acceptable to Agent, with respect to existing Lenders that elect to cover declining Lenders’ declined amounts) on the terms offered by Borrower and such other Lenders.

Use of Proceeds:	The First Lien Term Loan and the Cash Flow Revolving Facility shall be used to (i) provide funds for the acquisition (the “Acquisition”) of all of the outstanding stock of Project Blue which will be a wholly-owned subsidiary of a to-be-formed passive holding company (“Holdings”), which will be controlled by Sponsor, (ii) to repay certain indebtedness of Project Blue, (iii) to fund certain fees, costs and expenses associated with the closing of the Facilities and (iv) to fund the Borrower’s working capital needs on and after the closing date.

Term:	60 months

Scheduled Amortization:	The First Lien Term Loan shall have scheduled per annum amortization payments equal to 2.50% of the initial principal amount, with equal payments due on the last day of each calendar quarter commencing the last day of the first full calendar quarter after the close of the transaction, with the outstanding principal balance due at the end of the Term.

Interest Rates:	At the option of Borrower in accordance with the terms of the Financing Documents, interest on all Loans shall accrue at a reference rate equal to LIBOR or an Index Rate (each as customarily defined by Golub), plus an applicable margin as set forth below:

Type of Loan	Applicable Margin for LIBOR Loans	Applicable Margin for Index Rate Loans
First Lien Term Loan	5.00%	3.75%
Loans under the Cash Flow Revolving Facility	5.00%	3.75%

LIBOR for each “Interest Period” shall mean the greater of (a) 1.00% per annum, and (b) the rate per annum appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Loan requested (whether as an initial LIBOR Loan or as a continuation of a LIBOR Loan or as a conversion of an Index Rate Loan to a LIBOR Loan) by Borrower in accordance with the Financing Documents, which determination shall be conclusive in the absence of manifest error.

“Index Rate” shall mean, for any day, a floating rate equal to the greater of (x) the higher of (i) the per annum rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases quoting a base rate of the type described, either (a) the per annum rate quoted as the base rate on such corporate loans in a different national publication as selected by Administrative Agent or (b) the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus fifty (50) basis points per annum, and (y) the sum of the LIBOR Rate calculated for each such day based on a LIBOR Period of three (3) months determined two (2) Business Days prior to the first day of the then current month (not to be less than 1.25%) plus 1.25% per annum. Each change in any interest rate based upon the Index Rate shall take effect at the time of such change in the Index Rate.

Interest Period means, with respect to any LIBOR Loan, the period commencing on the business day the Loan is made, converted or continued as a LIBOR Loan and ending on the date one, two, or three months thereafter, as selected by Borrower. No more than five Interest Periods shall be in effect at any time.

At the election of the Agent or Required Lenders (as herein defined), no Loan shall be made as, converted or continued as a LIBOR Loan during any event of default. Failure to borrow, or payment (or conversion) of, a LIBOR Loan other than at the end of its Interest Period, shall be subject to customary breakage provisions.

Interest on Index Rate Loans are payable monthly in arrears on the first business day of each month and at maturity of the Loans. Interest on LIBOR Loans are payable at the end of each Interest Period. Interest based on LIBOR shall be calculated using a 360 day year and actual days elapsed. Interest based on the Index Rate shall be calculated using 365/366 day year and actual days elapsed.

Default Rate:	At the election of Agent or Required Lenders delivered at any time after the occurrence and during the continuance of an event of default, or automatically upon the occurrence of a payment or bankruptcy event of default, the Loans shall bear interest at rates that are 2.00% per annum in excess of the rates otherwise payable.

Fees:	A fee of 0.50% per annum of the daily balance of the unused portion of the Cash Flow Revolving Facility (for purposes hereof Letters of Credit issued under the Cash Flow Revolving Facility will be deemed usage) will be payable to Agent, for the account of the Lenders under the Cash Flow Revolving Facility, monthly in arrears on the first business day of each month (the “Unused Commitment Fee”).

A Letter of Credit fee will be payable on the daily issued but undrawn face amount of all outstanding Letters of Credit at a rate per annum equal to the Applicable Margin for Loans under the Cash Flow Revolving Facility bearing interest based on LIBOR. Such fee may be increased by 2% per annum upon the occurrence of one or more events of default in the same manner as the Default Rate is implemented. Such fee will be due and payable to Agent, for the account of the respective Lenders under the Cash Flow Revolving Facility, monthly in arrears on the first business day of each month.

Customary letter of credit fees to each Letter of Credit issuer upon the issuance, amendment or extension of Letters of Credit at the prevailing rate. Such fees will be due and payable to Agent for the account of the issuing bank or issuing banks, as the case may be, in respect of such Letters of Credit.

All fees will be calculated based on a 360-day year and actual days elapsed.

In the event that, prior to the first anniversary of the closing date, Borrower (x) prepays, refinances, substitutes or replaces the First Lien Term Loan pursuant to a Refinancing Transaction (defined below and including, for avoidance of doubt, any mandatory prepayment that constitutes a Refinancing Transaction) or (y) effects any amendment, amendment and restatement or other modification of this Agreement resulting in a Refinancing Transaction, Borrower shall pay to Agent, for the ratable account of each of the applicable Lenders, (I) in the case of clause (x), a prepayment premium of one percent (1.0%) of the aggregate principal amount of the applicable Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to one percent (1.0%) of the aggregate principal amount of the applicable First Lien Term Loan outstanding immediately prior to such amendment. On and after the first anniversary of the closing date, no premiums shall be in connection with any Refinancing Transaction other than LIBOR funding breakage costs as required under the terms of this Agreement. “Refinancing Transaction” shall mean (i) the incurrence by Borrower, any Guarantor or any of their respective subsidiaries of any new or additional loans (whether issued pursuant to an amendment to the Financing Documents or pursuant to a separate financing but excluding any refinancing or amendment that is entered into in connection with an initial public offering of the equity interests of Holdings or Borrower (or any successor entity of either of them) or a transaction that results in a change of control (to be defined in the Financing Documents) in which any person or persons (other than Sponsor and its affiliates), together with all affiliates of such person(s), shall become beneficial owner(s), directly or indirectly, of the equity interests of Holdings or Borrower (or any successor entity of either of them) representing 50% or more of the combined voting power having the right to vote in the election of Holdings’ or Borrower’s (or any such successor’s) governing body) the proceeds of which are used to prepay, refinance, substitute or replace in full or in part the outstanding principal balance of the First Lien Term Loan, but only so long as such new or additional loans have an All-In Yield (defined below) less than the All-In Yield applicable to the First Lien Term Loan so repaid, refinanced, substituted or replaced and (ii) any amendment to the Financing Documents to reduce the All-In Yield applicable to the First Lien Term Loan. “All-In Yield” shall mean, as to any indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a LIBOR Rate or Index Rate floor, or otherwise, in each case, incurred or payable by the Borrower generally to all the lenders of such Indebtedness; provided, that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable indebtedness); provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether paid in whole or in part to any or all Lenders) or other fees not paid generally to all lenders of such indebtedness.

Borrower shall pay to the Agent, for its own account, the other fees set forth in the Fee Letter.

Mandatory Prepayments:	(a) 50% of excess cash flow for each fiscal year commencing with the fiscal year ending in June 2015 (with a definition of excess cash flow to be agreed upon), (b) 100% of the net cash proceeds from (i) insurance or condemnation payments, (ii) issuance of debt securities, (iii) contributions in respect of equity of Holdings or issuances of equity by Holdings, in each case, in connection with the Equity Cure described below and (iv) asset sales or other dispositions (in the case of clauses (i) through (iv), subject to customary exceptions, thresholds to be agreed, and, in the case of clauses (i) and (iv), customary reinvestment rights) and (c) 100% of the outstanding principal balance of the Loans under the Cash Flow Revolving Facility upon the ABL Revolving Facility closing date with Borrower’s cash on the balance sheet and/or the proceeds of the ABL Revolving Facility. Such prepayments (other than the prepayment described in clause (c) above (for which the applicable proceeds shall, for purposes of clarity, be applied solely to the outstanding principal balance of the Cash Flow Revolving Facility, together with all accrued and unpaid interest, any and all fees and other amounts attributable to the Cash Flow Revolving Facility to repay in full, and replace, the Cash Flow Revolving Facility)) shall be applied first, to the scheduled installments of the First Lien Term Loan and any Incremental Term Loans pro rata to the remaining installments (and pro rata among the First Lien Term Loan and Incremental Term Loans based on the outstanding principal amounts thereof) until paid in full, next to the outstanding principal balance of the Cash Flow Revolving Facility, which shall not effect a permanent reduction to the Cash Flow Revolving Facility, next, if an event of default has occurred and is then continuing, to cash collateralize Letters of Credit.

Voluntary Prepayments:	(a) Voluntary prepayments of the First Lien Term Loan and loans under the Cash Flow Revolving Facility will be permitted at any time and (b) voluntary reductions of the unutilized portion of the commitments under the Cash Flow Revolving Facility will be permitted solely in connection with a prepayment in full of the outstanding principal balance of the Cash Flow Revolving Facility, together with all accrued and unpaid interest, any and all fees and other amounts attributable to the Cash Flow Revolving Facility, and a permanent reduction of all commitments thereunder to zero, in the case of each of the foregoing clauses (a) and (b), subject to applicable prepayment premiums and customary breakage fees as set forth herein. Such prepayments of the First Lien Term Loan shall be on a pro rata basis to the remaining installments until paid in full.

Security Interest/Ranking:	Subject to the Funds Certain Provisions and the Documentation Principles, (a) if the ABL Revolving Facility (as defined below) is not provided at closing, first priority perfected security interest in substantially all present and future assets (real and personal, provided, that (1) no leasehold mortgages shall be required and (2) no mortgage on any owned real property shall be required at closing but any such mortgage may be required after the closing at Agent’s election subject to conditions to be agreed) of Holdings, Borrower and its subsidiaries (other than (x) any Immaterial Subsidiary and (y) any foreign subsidiary that is a “controlled foreign corporation,” as defined in Section 957 of the IRC, to the extent such security would or could reasonably be expected to result in adverse tax consequences to Borrower or Holdings or their respective subsidiaries), wherever located, and all products and proceeds thereof, subject only to permitted liens on certain assets and certain additional customary exceptions including motor vehicles and other exceptions as may be agreed by Borrower and Agent and (b) if the ABL Revolving Facility is provided at closing (or prepays and replaces the Cash Flow Revolving Facility after the closing, as the case may be), subject to the intercreditor terms outlined in Exhibit E hereto (the “Intercreditor Provisions”), with the exception of the Revolving Priority Collateral (as defined in Exhibit E hereto), (1) first priority perfected security interest in substantially all present and future assets (real and personal, provided, that (x) no leasehold mortgages shall be required and (y) no mortgage on any owned real property shall be required at closing but any such mortgage may be required after the closing at Agent’s election subject to conditions to be agreed) of Holdings, Borrower and its subsidiaries (other than (x) any Immaterial Subsidiary and (y) any foreign subsidiary that is a “controlled foreign corporation,” as defined in Section 957 of the IRC, to the extent such security would or could reasonably be expected to result in adverse tax consequences to Borrower or Holdings or their respective subsidiaries), wherever located, and all products and proceeds thereof, subject only to permitted liens on certain assets and certain additional customary exceptions including motor vehicles and other exceptions as may be agreed by Borrower and Agent and (2) second priority perfected security interest in Revolving Priority Collateral.

Subject to the Funds Certain Provisions and the Documentation Principles, first priority perfected pledge of all outstanding equity securities issued by Borrower and each of its subsidiaries (other than (i) any first-tier foreign subsidiary that is a “controlled foreign corporation,” as defined in Section 957 of the IRC, to the extent a pledge of more than sixty-six percent (66%) of the stock entitled to vote (and one hundred percent (100%) of the non-voting stock) would or could reasonably be expected to result in adverse tax consequences to Borrower or Holdings (in which case, only sixty-six percent (66%) of such voting and one hundred percent (100%) of such non-voting stock shall be pledged) and (ii) any other foreign subsidiary that is not a first-tier foreign subsidiary).

The First Lien Credit Facility will be senior to all other debt (subject to certain customary exceptions to be agreed) and equity; provided, that the First Lien Term Loan will be pari passu in right of payment with (a) the Second Lien Term Loan and (b) to the extent the ABL Revolving Facility is provided prior to closing (or prepays and replaces the Cash Flow Revolving Facility after closing, as the case may be), the ABL Revolving Facility and senior to all other debt (subject to certain customary exceptions to be agreed) and equity.

Financing Documents:	Subject to the Funds Certain Provisions, such loan documents, security documents and other documents (as more fully described in this Section, the “Financing Documents”) as are customary for comparable senior secured financings. Subject to the Documentation Principles, the credit agreement (the “First Lien Credit Agreement”) shall include, terms and conditions specified herein, including representations, warranties, affirmative covenants, negative covenants, financial covenants, financial reporting requirements, events of default and remedies, indemnification and expense reimbursement (each as more specifically described below), and interest rate protection, yield protection, agency provisions and other terms and conditions, in each case as are customary for comparable senior secured financings. Subject to the Funds Certain Provisions, the Financing Documents will also include, as are customary for comparable senior secured financings, opinions, insurance deliveries, certificates, searches, surveys, government and third party consents, intercreditor and subordination agreements, control agreements, landlord and bailee waivers and licensor consents.

Documentation Principles:	The Financing Documents shall be consistent with the terms of the Credit Agreement dated as of August 24, 2010 (the “Referenced Agreement”) among GCI Capital Markets LLC, as administrative agent, MRRC Merger Co., as borrower, and the other parties thereto, but subject to the terms of this Summary of Terms and Conditions (including the Funds Certain Provisions and the terms of the “Other Conditions” section below) and giving due regard to the operational and strategic requirements of the Borrower and its subsidiaries in light of their consolidated capital structure, size, business, industry and practices (including, without limitation, the leverage profile and projected free cash flow generation of the Borrower and its subsidiaries), all of which are acknowledged to be different than the borrower under the Referenced Agreement and such entity’s subsidiaries, in each case, after giving effect to the Acquisition.

Representations & Warranties:	Subject to the Documentation Principles, the First Lien Credit Agreement shall contain representations and warranties (subject to customary baskets, exceptions and knowledge and materiality qualifiers and subject to the Funds Certain Provisions), consisting solely of the following: corporate existence; compliance with law; executive offices; FEINs; corporate power, authorization, enforceable obligations; financial statements and projections; material adverse effect; ownership of property; liens; labor matters; ventures and subsidiaries; outstanding stock; government regulation; margin regulations; taxes; ERISA and foreign benefit plans; no litigation; brokers; intellectual property; full disclosure; environmental matters; insurance; deposit and other accounts; solvency; default; Transaction documents; foreign assets control regulations, etc.; accuracy of all representations and warranties made in the documents evidencing and/or governing the Acquisition; and no conflicts of interest.

Covenants:	(a) Affirmative Covenants: Subject to the Documentation Principles, the First Lien Credit Agreement shall contain affirmative covenants (subject in certain cases to customary baskets and exceptions and, with respect to collateral requirements, subject to the Funds Certain Provisions), consisting solely of the following: delivery of reports and notices (including, without limitation, audited annual financial statements within 120 days of each year end from an accounting firm of national recognized standing and monthly unaudited (subject to customary year-end adjustments) financial statements within 30 days of each month end (other than the third month of each fiscal quarter as to which such unaudited financials shall be delivered 45 days after the month end), notices of defaults, compliance certificates, annual operating plan, management letters, default notices, notices relating to the Transaction; equity notices; supplemental schedules; notices of material litigation, material governmental proceedings or investigations, material environmental actions and liabilities, criminal misconduct and material ERISA and tax events and liabilities; insurance notices; notices of mandatory prepayment and change of control; SBA documents and delivery, from time to time, of such other business and financial information as Agent shall reasonably request); delivery of collateral reports and other covenants with respect to collateral; communication with accountants; maintenance of existence and conduct of business; payment of certain obligations; books and records; insurance; damage to or destruction of collateral; compliance with laws and organization documents; supplemental disclosure; intellectual property; environmental matters; access; post-closing obligations; new subsidiaries; further assurances; and de-listing the stock of Project Blue on stock exchanges.

(b) Negative Covenants: Subject to the Documentation Principles, the First Lien Credit Agreement shall contain negative covenants (subject in certain cases to customary baskets and exceptions) consisting solely of the following: mergers, subsidiaries and related matters; investments, loans and advances; indebtedness; employee loans and affiliate transactions (which shall permit non-cash loans by Holdings or Borrower to their respective officers, directors and employees, all of the proceeds of which are used by such persons to simultaneously purchase equity interests of Holdings); capital structure and business; guaranteed indebtedness; liens; sale of stock and assets; ERISA; hazardous materials; sale-leasebacks; restricted payments; change of jurisdiction, corporate name or location without agreed notice; change of fiscal year; no impairment of ability of subsidiaries to make payments and transfers to Borrower or Holdings; negative pledge; no speculative transactions; amendments of Transaction documents and organization documents; and antiterrorism laws.

Financial Covenants:

Financial covenants will be defined and detailed in Exhibit A attached hereto and consist solely of the following:

(i)     Minimum Fixed Charge Coverage; and

(ii)    Maximum Total Debt to EBITDA.

Covenant levels will be as set forth on Exhibit B attached hereto.

Equity Cure:	For the purposes of determining compliance with the financial covenants, an equity (other than customary “disqualified equity”) investment in Holdings in cash from eligible holders of the equity of Holdings that is reinvested by Holdings in the equity (other than customary “disqualified equity”) of Borrower on or prior to the day that is ten (10) business days after the day on which financial statements are required to be delivered for a fiscal quarter will, at the request of the Borrower, be included in the calculation of EBITDA for purposes of determining compliance (at the end of the relevant fiscal quarter and all applicable subsequent periods that include such fiscal quarter) after receipt of such contributions by Borrower, provided that (i) there shall be no more than two fiscal quarters (non-consecutive) in any rolling four fiscal quarter period in which an equity contribution is made and only five equity contributions may be made during the term of the Facilities, (ii) the amount of the equity contribution shall not exceed (a) the minimum amount required to cure the financial covenant and (b) $5,000,000, (iii) the proceeds of the equity contribution shall be used to prepay the First Lien Term Loan (provided that the prepayment will not be taken into account for the purposes of determining compliance with the financial covenants for the current test period and the succeeding three quarters), and (iv) all equity contributions will be disregarded for purposes of the calculation of EBITDA for all purposes other than determining compliance with the financial covenants. The First Lien Credit Agreement will contain customary standstill provisions with regard to exercise of remedies during any cure period.

Events of Default:	Subject to the Documentation Principles, the First Lien Credit Agreement shall contain events of default (and subject to grace and cure periods, thresholds and materiality provisions where appropriate) consisting solely of the following: nonpayment of principal, and after a grace period to be agreed, interest, fees or other amounts; any representation or warranty proving to have been incorrect when made or deemed made; failure to perform or observe certain covenants set forth in the Financing Documents; failure to perform or observe other covenants set forth in the Financing Documents within a specified period of time, where customary and appropriate, after such failure; cross defaults to other indebtedness; bankruptcy and insolvency defaults (with grace period for involuntary proceedings); judgments; impairment of Financing Documents or security; loss of material licenses and permits; change of control; injunctions; impairment of subordination; and customary ERISA defaults.

Permitted Acquisitions:	Borrower and its subsidiaries will be permitted to make acquisitions of all of the equity securities of a target or of all or substantially all of the assets of a target (or a division or line of business of a target) (provided, that subsidiaries that are not Guarantors and not Immaterial Subsidiaries will only be permitted to make acquisitions of all of the equity securities of a target that is not organized under the laws of a state of the United States of America or the District of Columbia) or of all or substantially all of the assets of a target (or a division or line of business of a target) substantially all of which are located outside the United States of America), with an aggregate purchase price (including costs and expenses, earn-outs and similar deferred purchase price obligations and indebtedness assumed and/or incurred in connection therewith) not in excess of $20,000,000 during any fiscal year and not in excess of $40,000,000 for all such acquisitions during the term of the Financing Documents (provided, that the aggregate purchase price of all acquisitions of the equity of a target organized under the laws of a country other than the United States of America or assets of a target (or a division or line of business of a target) substantially all of which are located outside the United States of America shall not exceed $5,000,000 during the term of the Financing Documents); provided that such limit may be increased by the amount of equity proceeds provided by Sponsor during the term of the Financing Documents to finance such acquisitions; and provided that all of the conditions specified in the Financing Documents have been fully satisfied. Such conditions shall consist of the following;

(a)    the Borrower shall have furnished to the Agent and Lenders at least ten (10) business days prior to the consummation of such acquisition, or such shorter period as the Agent may accept, an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such acquisition) and, at the request of the Agent, such other information and documents relating to such acquisition that the Agent shall reasonably request to the extent available to Borrower;

(b)    delivery of summary historical annual audited and monthly unaudited financial statements of the target for most recent trailing twelve (12) month period for which such financial statements are available, and a forecasted balance sheet, income statement, and cash flows of the target for the forthcoming twelve (12) month period, in each case, at least ten (10) business days prior to closing of the acquisition or such shorter period as Agent may accept;

(c)    (i) granting to Agent of a first priority perfected security interest in all acquired assets (including a collateral assignment of the buyer’s rights under the applicable purchase agreement but excluding Revolving Priority Collateral), and the entering into of a guarantee of the Facility by any newly acquired subsidiary, in each case to the extent required by the Financing Documents, and within a customary grace period to be agreed; and (ii) the absence of any default or event of default under the Facility before and after giving effect to the acquisition and any indebtedness assumed or incurred in connection therewith;

(d)    after giving pro-forma effect to the acquisition, the first lien and total leverage multiple (calculated using TTM EBITDA of the Borrower measured for the trailing twelve month period ending on the last day of the most recent month for which financial statements of the Borrower required to be delivered under the Financing Documents have been received by Agent and first lien and total debt as of the date of consummation of such acquisition) shall not exceed the lesser of 3.50x and 4.50x respectively, and the maximum total leverage multiple then permitted under the Financing Document less 0.25x;

(e)    the proposed acquisition is consensual (not “hostile”), and, if applicable, has been approved by the acquisition target’s board of directors and/or equity holders;

(f)     the target shall be engaged in business or businesses substantially similar or related to the businesses or activities engaged in by the Borrower and its subsidiaries on the closing date or otherwise in compliance with the terms of the Financing Documents;

(g)    at Agent’s request for an acquisition in which the acquisition consideration is greater than $7,500,000, Agent’s receipt of a third party due diligence report prepared by a nationally recognized independent public accounting firm;

(h)    (i) if the ABL Revolving Facility has been obtained in accordance herewith, unused availability under the ABL Revolving Facility of at least $5,000,000 after giving pro forma effect to the acquisition and (ii) if the ABL Revolving Facility has not been obtained in accordance herewith, unused availability under the Cash Flow Revolving Facility of at least $5,000,000 after giving pro forma effect to the acquisition; and

(i)     the representations and warranties made by the Borrower in the Financing Documents shall be true and correct in all material respects (or in all respects if such representation or warranty contains any materiality qualifier, including references to “material,” “Material Adverse Effect” or dollar thresholds) both before and after giving effect to such acquisition (unless such representation or warranty is expressly made as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects (or in all respects if such representation or warranty contains any materiality qualifier, including references to “material,” “Material Adverse Effect” or dollar thresholds) as of such earlier date).

Other Conditions:

Subject to the Funds Certain Provisions, the availability and initial funding under the Facilities on the closing date shall be subject to the satisfaction (or waiver by Agent) of the following conditions (and only the following conditions):

(i)     Execution and/or delivery of the definitive First Lien Credit Agreement and the other definitive loan and security documents for the Facilities, in each case consistent with this Summary of Terms and Conditions and the Documentation Principles.

(ii)    Subject to the Funds Certain Provisions, Agent shall have been granted a security interest in all personal property Collateral and all documents and instruments required to perfect Agent’s security interest in such Collateral shall have been executed and delivered and, if applicable, be in proper form for filing and Agent shall have received UCC, tax and judgment lien searches and other appropriate evidence, evidencing the absence of any other liens on the Collateral, other than liens on the Collateral securing the Second Lien Term Loan, liens constituting “Permitted Encumbrances” as defined in the Purchase Agreement, customary existing liens, liens of existing lenders to be released as of the closing date, liens (other than blanket liens) on (and limited to) immaterial assets and properties to the extent such liens are permitted to remain in existence under the Purchase Agreement and, to the extent the ABL Revolving Facility is provided on the closing date, liens on the Revolving Priority Collateral securing the ABL Revolving Facility.

(iii)  Execution and/or delivery to Agent of the following (the “Closing Deliverables”): customary legal opinions, customary evidence of authority, customary officer’s certificates, good standing certificates (to the extent applicable) in the respective jurisdictions of organization of Holdings, the Borrower and their respective subsidiaries that are Guarantors, and customary notices of borrowing.

(iv)   Assuming the funding of the First Lien Term Loan on the closing date, the initial capitalization of Borrower will include (i) either (x) the Cash Flow Revolving Facility or, at Sponsor’s discretion as otherwise provided herein, (y) the ABL Revolving Facility (1) on terms reasonably consistent with those outlined in Exhibit D hereto or otherwise reasonably satisfactory to Golub and (2) together with delivery of a duly executed intercreditor and subordination agreement on the terms outlined in Exhibit E hereto or otherwise reasonably satisfactory to Golub, (ii) the Second Lien Term Loan having subordination terms and standstills satisfactory to Agent and Lenders (it being understood that Golub has committed to provide the Second Lien Term Loan on the terms provided in the Commitment Letter) and (iii) a minimum of 40% of the total capitalization in cash equity capital from a group of investors being arranged by Sponsor, with the majority of such equity capital being provided by Sponsor (for the avoidance of doubt, this capital will include the rollover of all shares of the Borrower’s common stock held by the Sponsor (which will be valued at the per share consideration being paid for shares of the Borrower in the Merger)), and providing Sponsor with (a) direct or indirect ownership of no less than 50% of the capital stock of Holdings on a fully-diluted basis and (b) control of the board of directors or other governing body of Holdings

(collectively, the “Equity Contribution”); provided, that the Equity Contribution shall not be less than $86,000,000 at closing except as such amount may be reduced pursuant to clause (vi) below;

(v)    Golub shall have received all fees and expenses then owing pursuant to the terms of the Commitment Letter, this Summary of Terms and Conditions, the related fee letter, and the other Financing Documents (in the case of expenses, to the extent invoiced at least two business days prior to the closing date (except as otherwise reasonably agreed to by the Borrower).

(vi)   The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the funding of the initial loans under the Facilities, in accordance with the terms and provisions of that certain Agreement and Plan of Merger dated as of May 1, 2014 (the “Purchase Agreement”) by and among MRGB Hold Co., MRVK Merger Co. and R.G. Barry Corporation without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders without the consent of Agent, it being agreed that neither (i) any increase to nor (ii) any decrease by less than 10% of, in each case, the aggregate purchase price for the Acquisition shall be deemed materially adverse to the Lenders, provided that any such increase in the purchase price shall not be funded with additional indebtedness not contemplated above and any such decrease shall be allocated to reduce either (y) the Facilities on a pro rata basis or (z) the cash Equity Contribution, provided that the above requirement to fund a 40% minimum percentage of cash equity capital must always be satisfied (for the avoidance of doubt, this capital will include the rollover of all shares of the Borrower’s common stock held by the Sponsor (which will be valued at the per share consideration being paid for shares of the Borrower in the Merger));

(vii) Funded consolidated first lien and total debt of Borrower on the closing date, after giving effect to the related transactions, will be limited to 3.75x and 4.75x TTM EBITDA (assuming, in lieu of the actual amount drawn under the Cash Flow Revolving Facility or the ABL Revolving Facility, as applicable, on the closing date, an average draw under the Cash Flow Revolving Facility or the ABL Revolving Facility, as applicable, of $5,000,000 and TTM EBITDA adjusted in a manner acceptable to Agent), respectively; provided, however, that any reduction in purchase price negotiated by Sponsor shall ratably reduce funded consolidated total debt and equity of Borrower on the closing date consistent with the requirements of clause (vi) above. Without limiting the applicability of the foregoing condition, the Borrower shall be permitted, in the Borrower’s sole discretion, to permanently reduce the aggregate principal amount of the First Lien Credit Facility to be provided by the Lenders hereunder so that the consolidated first lien and total debt of Borrower (calculated in accordance with the foregoing provisions of this clause (vii)) shall not exceed 3.75x and 4.75x TTM EBITDA, respectively, on the closing date;

(viii)  Receipt of Project Blue’s consolidated unaudited financial statements for the most recently ended fiscal month for which not fewer than 45 days have passed since the end of such fiscal month;

(ix)     (x) Each of the Purchase Agreement Representations shall be true and correct to the extent required to be true and correct as a condition to Holdings’ and Merger Sub’s obligations to consummate the Acquisition in accordance with the Purchase Agreement and (y) each of the Specified Representations shall be true and correct in all material respects (or with respect to Specified Representations, in all respects to the extent any such representation or warranty in the Credit Agreement contains any materiality qualifier, including references to “material,” “Material Adverse Effect” or dollar thresholds (after giving effect thereto));

(x)      Receipt from Holdings of (a) a solvency certificate in the form attached hereto as Exhibit C and (b) an officer’s certificate on behalf of Borrower demonstrating the satisfaction of, or compliance with, the conditions set forth in clauses (iv) (solely with respect to subclause (iii) and, if applicable, subclause (i)(y) thereof), (vi), (vii) and (ix)(y); and

(xi)     Since June 29, 2013 there has been no “Material Adverse Effect”. For purposes hereof, a “Material Adverse Effect” means a material adverse effect on (a) the ability of Project Blue to perform its obligations under the Purchase Agreement and to consummate the Merger and the other Transactions (each as defined in the Purchase Agreement), or (b) the business, results of operations, assets, liabilities, financial condition, prospects or operations of Project Blue and its subsidiaries, taken as a whole, except to the extent such material adverse effect under this clause (b) results from (i) any changes in general United States or global economic conditions (provided such changes do not have a materially disproportionate effect on Project Blue or its subsidiaries, taken as a whole, relative to others in the industries in which Project Blue and any of its subsidiaries operate), (ii) any changes in conditions generally affecting any of the industries in which Project Blue and its subsidiaries operate, except to the extent such changes in conditions have a materially disproportionate effect on Project Blue and its subsidiaries, taken as a whole, relative to others in such industries, (iii) any decline in the market price of the Common Shares (as defined in the Purchase Agreement), (iv) regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such conditions have a materially disproportionate effect on Project Blue and its subsidiaries, taken as a whole, relative to others in the industries in which Project Blue and any of its subsidiaries operate, (v) any failure, in and of itself, by Project Blue to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be a Material Adverse Effect), (vi) the execution and delivery of the Purchase Agreement or the public announcement or pendency of the Merger or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of Project Blue or any of its subsidiaries with employees, labor unions, customers, suppliers or partners, (vii) any change in applicable law, regulation or GAAP (or authoritative interpretations thereof), (viii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Purchase Agreement, except to the extent such conditions or event have a materially disproportionate effect on Project Blue and its subsidiaries, taken as a whole, relative to others in the industries in which Project Blue and any of its subsidiaries operate, or (ix) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such events have a materially disproportionate effect on Project Blue and its subsidiaries, taken as a whole, relative to others in the industries in which Project Blue and any of its subsidiaries operate. For purposes of analyzing whether any state of facts, change, development, effect, occurrence or condition has resulted in a Material Adverse Effect under the Purchase Agreement, Holdings and Merger Sub will not be deemed to have knowledge of any state of facts, change, development, effect, occurrence or condition relating to Project Blue or its subsidiaries unless it is disclosed in the Company Disclosure Letter (as defined in the Purchase Agreement).

Notwithstanding anything in any of the Summary of Terms and Conditions, the Commitment Letter, the Fee Letter or the Financing Documents to the contrary, (i) the only representations and warranties the accuracy of which will be a condition to the making of the First Lien Term Loan on the closing date will be (A) with respect to Holdings and its Subsidiaries, the Specified Representations (as defined below) and (B) with respect to Project Blue and its subsidiaries, the representations and warranties regarding Project Blue and its subsidiaries in the Purchase Agreement and the other documents and agreements pertaining to the Acquisition as are material to the interests of Agent and the Lenders (collectively, the “Purchase Agreement Representations”), but only to the extent that Holdings has the right to terminate its and Merger Sub’s respective obligations under the Purchase Agreement (or the right not to consummate the Acquisition pursuant to the Purchase Agreement) or to not close thereunder as a result of a failure of such representations and warranties to be true and correct and (ii) the terms of the Financing Documents and the Closing Deliverables shall be in a form such that they do not impair the availability of the Facilities on the closing date if the conditions stated above in this “Other Conditions” section are satisfied, it being understood that (x) to the extent a security interest in any Collateral is not or cannot be obtained and/or perfected on the closing date (other than any security interest that can be perfected by means of the filing of a UCC financing statement or delivery of possession of certificated capital stock or other certificated equity security) after Holdings’ and Borrower’s use of commercially reasonable efforts to do so, the provision and/or perfection of such security interest in such Collateral will not constitute a condition precedent to the availability of the Facility on the closing date, and instead the creation and/or perfection of such security interests in such Collateral will be required within 90 days after the closing date pursuant to arrangements to be mutually agreed and (y) without limiting clause (x) above, with respect to guarantees and security to be provided by Project Blue and any subsidiary of Project Blue that is required to be a guarantor, if such guarantees and security cannot be provided as a condition precedent solely because the directors or managers of Project Blue or such subsidiary have not authorized such guarantees and security and the election of new directors or managers to authorize such guarantees and security has not taken place prior to the initial funding of the Facilities on the closing date (such guarantees and security, the “Duly Authorized Guarantees and Security”), such election shall take place and such Duly Authorized Guarantees and Security shall be provided no later than 5:00 p.m., New York City time, on the closing date; provided that nothing herein shall limit the applicability of the individual conditions to closing expressly set forth herein except to the extent expressly stated to be subject to this paragraph. For purposes hereof, “Specified Representations” mean the representations and warranties relating to legal existence, corporate power and authority; the authorization, execution and delivery, and enforceability, of the Financing Documents; the creation, perfection and priority of liens (subject to liens on the Collateral securing the Second Lien Term Loan, liens constituting “Permitted Encumbrances” as defined in the Purchase Agreement, customary existing liens, liens of existing lenders to be released as of the closing date, liens (other than blanket liens) on (and limited to) immaterial assets and properties to the extent such liens are permitted to remain in existence under the Purchase Agreement and, to the extent the ABL Revolving Facility is provided on the closing date, liens on the Revolving Priority Collateral securing the ABL Revolving Facility); Federal Reserve margin regulations; the Investment Company Act; Patriot Act, OFAC and other anti-terrorism laws; solvency (after giving effect to the Acquisition) of Holdings and its subsidiaries on a consolidated basis (to be determined in a manner consistent with the form of solvency certificate attached hereto as Exhibit C); and no violation of, or conflict with, charter documents with respect to the Financing Documents. For the avoidance of doubt, the foregoing provisions of this paragraph are sometimes referred to as the “Funds Certain Provisions”.

Conditions Precedent to each Extension of Credit under the First Lien Credit Facility after the Closing Date:	All of the representations and warranties in the Financing Documents shall be true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material”, “Material Adverse Effect” or dollar thresholds); no default or event of default shall be continuing; and delivery of any relevant borrowing notices or Letter of Credit requests.

Required Lenders:	Lenders having more than fifty percent (50%) of outstanding principal balance of the First Lien Term Loan of all Lenders; provided, that if there are two or more Lenders, then Requisite Lenders shall include at least two Lenders (Lenders that are Affiliates of one another being considered as one Lender for purposes of this proviso).

Assignments and Participations:	Lenders will be permitted to make assignments in a minimum amount of $1 million (unless such assignment is of a Lender’s entire interest in a particular tranche of the First Lien Term Loan or is to another Lender, affiliate of a Lender or an approved fund of a Lender, in which cases such minimum shall not apply) to other financial institutions with the consent of Agent and, so long as no event of default has occurred and is continuing, the consent of Borrower, which consents shall not be unreasonably withheld or delayed (it being agreed that it shall be reasonable for (a) Agent to withhold consent if such assignee would be Sponsor, Borrower or any Guarantor, any holder of debt subordinated to the Facilities, any holder of debt that is secured by liens that have been contractually subordinated to the liens securing the Facilities or any affiliate of any of the foregoing persons or entities and (b) Borrower to withhold consent if such assignment would result in Golub holding less than 51% of the outstanding First Lien Term Loan); provided however, that the consent of Borrower shall not be required in connection with assignments to other Lenders (or to affiliates or approved funds of Lenders). An assignment fee of $3,500 (for which Borrower shall have no liability) shall be payable to Agent upon the effectiveness of any such assignment (other than in the case of an assignment between a Lender and its affiliates and approved funds).

Expenses and Indemnification:	The Financing Documents will contain standard indemnification provisions, and shall also provide for expense reimbursement of (i) the Agent in connection with diligence, administration, syndication and documentation and (ii) the Agent and the Lenders in connection with litigation, contests, disputes, suits, proceedings or actions and enforcement of remedies, work-outs and restructurings, in each case consistent with the Referenced Agreement, the Documentation Principles and (where appropriate) the analogous provisions of the Commitment Letter.

Governing Law:	The Financing Documents will be governed by and construed in accordance with New York law.

PROJECT BLUE

$30,000,000 SECOND LIEN CREDIT FACILITY

SUMMARY OF TERMS AND CONDITIONS

MAY 1, 2014

Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Commitment Letter dated May 1, 2014 to which this Summary of Terms and Conditions is attached (or if not defined therein, as defined in the other Annexes and Exhibits attached to such Commitment Letter)

Borrower:	Initially, MRVK Merger Co., an Ohio corporation (“Merger Sub”), which shall be merged into Project Blue at the closing, at which point all obligations of Merger Sub shall become those of Project Blue (initially Merger Sub, and following the merger of Merger Sub into Project Blue, Project Blue, are referred to herein as the “Borrower”); at the election of Sponsor or Borrower, and with the approval of Agent (as herein defined) (not to be unreasonably withheld), one or more subsidiaries of Project Blue may be designated as co-borrowers (and the term “Borrower” herein shall include all of such persons collectively with Merger Sub or Project Blue, as provided above)

Guarantors:	All subsidiaries of Borrower and Holdings. Notwithstanding the foregoing, (a) foreign subsidiaries will not be required to be Guarantors if such guaranty would or could reasonably be expected to result in adverse tax consequences for Holdings, the Borrower or their respective subsidiaries and (b) immaterial and/or inactive subsidiaries on terms and conditions to be mutually agreed (“Immaterial Subsidiaries”) shall not be required to be Guarantors; provided, it being agreed that such immaterial and/or inactive subsidiaries shall be excluded in the calculation of compliance with the Financial Covenants.

Administrative Agent, Lead Arranger, and Sole Bookrunner:	GCI Capital Markets LLC (“Golub” or the “Agent”)

Lenders:	Golub and/or one or more of its affiliates or managed funds and a syndicate of financial institutions arranged by Lead Arranger in consultation with Sponsor.

Facility:	$30,000,000 second lien term loan, (the “Second Lien Term Loan”).

Incremental Facilities:	Borrower shall have the right, at any time and from time to time, to increase the size of the Second Lien Term Loan and/or add one or more incremental term loan facilities to the Facility (each, whether or not a separate tranche, an “Incremental Term Loan”); each Incremental Term Loan is sometimes referred to herein individually as an “Incremental Facility” and collectively as the “Incremental Facilities”), in an aggregate amount of up to $10,000,000 in connection with a Permitted Acquisition or otherwise for general corporate purposes, provided;

(a)    no Lender will be required to increase its respective commitment;

(b)    after giving pro forma effect to such Incremental Facility and the use of proceeds, (1) no default or event of default shall exist at the time of incurrence of such Incremental Facility and (2) the first lien and total leverage multiple (calculated using EBITDA of the Borrower measured for the trailing twelve month period ending on the last day of the most recent month for which financial statements of the Borrower required to be delivered under the Financing Documents (as defined below) have been received by Agent and total debt as of the date of such borrowing) shall not exceed the lesser of (A) the first lien and total leverage multiple as of the closing date of such Incremental Facility of 3.50x and 4.50x and (B) the maximum total leverage multiple then permitted under the Financing Documents, less 0.25x;

(c)    the final maturity date of any Incremental Term Loan that is a separate tranche shall be no earlier than the maturity date of the initial Second Lien Term Loan and the weighted average life to maturity of any such Incremental Term Loan shall not be shorter than the weighted average life to maturity of the initial Second Lien Term Loan;

(d)    the all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding arrangement, structuring and underwriting fees paid or payable to the Lead Arranger or its affiliates) applicable to any Incremental Facility will not be more than 0.50% higher than the corresponding all-in yield (determined on the same basis) applicable to the Second Lien Term Loan or any prior Incremental Facility (each an “Existing Facility”), unless the interest rate margin with respect to any Existing

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Facility is increased by an amount equal to the difference between the all-in yield with respect to such Incremental Facility and the all-in yield on such Existing Facility as applicable, minus 0.50%; and

(e)    except as permitted above, any Incremental Term Loan shall be on terms consistent with the Second Lien Term Loan (and in any event shall share in voluntary and mandatory prepayments and collateral enforcement proceeds on a pro rata (or junior) basis with the Second Lien Term Loan).

Each Incremental Facility will be made available only upon receiving credit commitments from existing Lenders and/or new Lenders (which new Lenders would need to be acceptable to Agent on the terms set forth below under the heading “Assignments and Participations” as if such new Lenders were acquiring an interest in the Second Lien Term Loan by assignment); provided, that existing Lenders will first be offered the opportunity to provide any such Incremental Facility on a pro rata basis (and on a non-pro rata basis, pursuant to terms acceptable to Agent, with respect to existing Lenders that elect to cover declining Lenders’ declined amounts) on the terms offered by Borrower and such other Lenders.

Use of Proceeds:	To (i) provide funds for the acquisition (the “Acquisition”) of all of the outstanding stock of Project Blue which will be a wholly-owned subsidiary of a to-be-formed passive holding company (“Holdings”), which will be controlled by Sponsor, (ii) to repay certain indebtedness of Project Blue, and (iii) to fund certain fees, costs and expenses associated with the closing of the Facility.

Term:	66 months

Scheduled Amortization:	Any amounts outstanding under the Second Lien Term Loan shall be due at maturity.

Interest Rates:	At the option of Borrower in accordance with the terms of the Financing Documents, interest on all Loans shall accrue at a reference rate equal to LIBOR or an Index Rate (each as customarily defined by Golub), plus an applicable margin as set forth below:

Type of Loan	Applicable Margin for LIBOR Loans	Applicable Margin for Index Rate Loans
Second Lien Term Loan	9.00%	7.75%

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LIBOR for each “Interest Period” shall mean the greater of (a) 1.00% per annum, and (b) the rate per annum appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Loan requested (whether as an initial LIBOR Loan or as a continuation of a LIBOR Loan or as a conversion of an Index Rate Loan to a LIBOR Loan) by Borrower in accordance with the Financing Documents, which determination shall be conclusive in the absence of manifest error.

“Index Rate” shall mean, for any day, a floating rate equal to the greater of (x) the higher of (i) the per annum rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases quoting a base rate of the type described, either (a) the per annum rate quoted as the base rate on such corporate loans in a different national publication as selected by Administrative Agent or (b) the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus fifty (50) basis points per annum, and (y) the sum of the LIBOR Rate calculated for each such day based on a LIBOR Period of three (3) months determined two (2) Business Days prior to the first day of the then current month (not to be less than 1.25%) plus 1.25% per annum. Each change in any interest rate based upon the Index Rate shall take effect at the time of such change in the Index Rate.

Interest Period means, with respect to any LIBOR Loan, the period commencing on the business day the Loan is made, converted or continued as a LIBOR Loan and ending on the date one, two, or three months thereafter, as selected by Borrower. No more than five Interest Periods shall be in effect at any time.

At the election of the Agent or Required Lenders (as herein defined), no Loan shall be made as, converted or continued as a LIBOR Loan during any event of default. Failure to borrow, or payment (or conversion) of, a LIBOR Loan other than at the end of its Interest Period, shall be subject to customary breakage provisions.

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Interest on Index Rate Loans are payable monthly in arrears on the first business day of each month and at maturity of the Loans. Interest on LIBOR Loans are payable at the end of each Interest Period. Interest based on LIBOR shall be calculated using a 360 day year and actual days elapsed. Interest based on the Index Rate shall be calculated using 365/366 day year and actual days elapsed.

Default Rate:	At the election of Agent or Required Lenders delivered at any time after the occurrence and during the continuance of an event of default, or automatically upon the occurrence of a payment or bankruptcy event of default, the Loans shall bear interest at rates that are 2.00% per annum in excess of the rates otherwise payable.

Fees:	All prepayments of the Second Lien Term Loan made or required to be made prior to the third anniversary of the closing date (whether voluntary or mandatory, as applicable, and whether before or after acceleration of the Loans, but in any event excluding ordinary course amortization payments) shall be subject to an additional premium (to be paid to Second Lien Agent for the benefit of the applicable Second Lien Term Loan Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder with respect to the Second Lien Term Loan) equal to the amount of such prepayment multiplied by (i) three percent (3.0%), with respect to prepayments made after the closing date but prior to the first anniversary of the closing date, (ii) two percent (2.0%), with respect to prepayments made on or after the first anniversary of the closing date but prior to the second anniversary of the closing date and (iii) one percent (1.0%), with respect to prepayments made on or after the second anniversary of the closing date but prior to the third anniversary of the closing date; provided, however, no prepayment premium shall be required to be made on account of the following, in each case, except to the extent such prepayment is made in connection with a change of control: (i) mandatory excess cash flow prepayments, (ii) mandatory prepayments with the proceeds of insurance or condemnation payments, (iii) mandatory prepayments with the proceeds of contributions in respect of equity of Holdings or issuances of equity by Holdings, in each case, in connection with the equity cure described below, (iv) mandatory prepayments with the proceeds of assets sales or other dispositions and (v) mandatory prepayments as a result of an acceleration of the Second Lien Term Loan and other obligations under the Financing Documents due to the occurrence and continuance of an event of default (other than a change of control event of default) under the Financing Documents). On and after the third anniversary of the closing date, no prepayment premiums shall be payable in connection with any prepayments of the Second Lien Term Loan other than LIBOR funding breakage costs as required under the terms of the Credit Documentation. The foregoing shall be referred to herein as the “Prepayment Premium”.

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Borrower shall pay to the Agent, for its own account, the other fees set forth in the Fee Letter.

Mandatory Prepayments:

Borrower shall make mandatory prepayments required pursuant to the terms of the Financing Documents, provided that such payments shall be required to be made to pay down the Second Lien Term Loan only if all amounts outstanding under the First Lien Term Loan have been paid in full or cash collateralized or the holders of the First Lien Term Loan decline corresponding prepayments (“Declined Proceeds”) owing to them under the definitive documentation for the First Lien Term Loan (the “First Lien Term Loan Financing Documents”).

Mandatory prepayments shall be identical to the provisions set forth in the First Lien Term Loan Financing Documents (other than amortization payments). Notwithstanding the foregoing, no prepayment of the Second Lien Term Loan shall be required or permitted pursuant to the Financing Documents (a) if such prepayment is prohibited by an intercreditor / subordination agreement or (b) except to the extent of, and not to exceed, the amount of the net proceeds or excess cash flow remaining after any required payment of cash collateralization of obligations un the First Lien Term Loan, it being understood that amounts actually so applied shall reduce the amount required to be applied toward prepayment of the Second Lien Term Loan on a dollar for dollar basis. For the avoidance of doubt, mandatory prepayments of the Second Lien Term Loan shall be required to be made with Declined Proceeds in respect of corresponding mandatory prepayments under the First Lien Term Loan to the extent such Declined Proceeds are declined by all applicable First Lien Term Loan Lenders pursuant to the First Lien Term Loan Financing Documents. Mandatory prepayments shall be accompanied by (a) any breakage costs in connection with prepayments of LIBOR Loans and (b) in the case of certain mandatory prepayments made on or prior to the third anniversary of the closing date, payment of a prepayment premium set forth in the section entitled “Fees.”

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Voluntary Prepayments:

Subject to the provisions of the First Lien Term Loan and an intercreditor / subordination agreement, voluntary prepayments of the Second Lien Term Loan will be permitted provided that Borrower’s voluntary prepayments are accompanied by (a) any breakage costs in connection with any voluntary prepayments of LIBOR Loans and (b) in the case of voluntary prepayments made on or prior to the third anniversary of the closing date, payment of a prepayment premium as set forth in the section entitled “Fees”.

Voluntary prepayments shall be applied as directed by Borrower.

Security Interest/Ranking:

Subject to the Funds Certain Provisions, the Documentation Principles and the intercreditor terms outlined in Exhibit E hereto, with the exception of the Revolving Priority Collateral (as defined in Exhibit E hereto), (1) second priority perfected security interest in substantially all present and future assets (real and personal, provided, that (x) no leasehold mortgages shall be required and (y) no mortgage on any owned real property shall be required at closing but any such mortgage may be required after the closing at Agent’s election subject to conditions to be agreed) of Holdings, Borrower and its subsidiaries (other than (x) any Immaterial Subsidiary and (y) any foreign subsidiary that is a “controlled foreign corporation,” as defined in Section 957 of the IRC, to the extent such security would or could reasonably be expected to result in adverse tax consequences to Borrower or Holdings or their respective subsidiaries), wherever located, and all products and proceeds thereof, subject only to permitted liens on certain assets and certain additional customary exceptions including motor vehicles and other exceptions as may be agreed by Borrower and Agent and (2) third priority perfected security interest in Revolving Priority Collateral.

Subject to the Funds Certain Provisions and the Documentation Principles, second priority perfected pledge of all outstanding equity securities issued by Borrower and each of its subsidiaries (other than (i) any first-tier foreign subsidiary that is a “controlled foreign corporation,” as defined in Section 957 of the IRC, to the extent a pledge of more than sixty-six percent (66%) of the stock entitled to vote (and one hundred percent (100%) of the non-voting stock) would or could reasonably be expected to result in adverse tax consequences to Borrower or Holdings (in which case, only sixty-six percent (66%) of such voting and one hundred percent (100%) of such non-voting stock shall be pledged) and (ii) any other foreign subsidiary that is not a first-tier foreign subsidiary).

The lien priority, relative rights and other creditor’s rights issues in respect of the First Lien Term Loan and the Second Lien Term Loan will be set forth in an intercreditor / subordination agreement.

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Financing Documents:	Subject to the Funds Certain Provisions, such loan documents, security documents and other documents (as more fully described in this Section, the “Financing Documents”) as are customary for comparable senior secured financings. Subject to the Documentation Principles, the credit agreement (the “Second Lien Credit Agreement”) shall include, terms and conditions specified herein, including representations, warranties, affirmative covenants, negative covenants, financial covenants, financial reporting requirements, events of default and remedies, indemnification and expense reimbursement (each as more specifically described below), and interest rate protection, yield protection, agency provisions and other terms and conditions, in each case as are customary for comparable second lien financings. Subject to the Funds Certain Provisions, the Financing Documents will also include, as are customary for comparable second lien financings, opinions, insurance deliveries, certificates, searches, surveys, government and third party consents, intercreditor and subordination agreements, control agreements, landlord and bailee waivers and licensor consents.

Documentation Principles:	The Financing Documents shall be consistent with the terms of the Credit Agreement dated as of August 24, 2010 (the “Referenced Agreement”) among GCI Capital Markets LLC, as administrative agent, MRRC Merger Co., as borrower, and the other parties thereto, but subject to the terms of this Summary of Terms and Conditions (including the Funds Certain Provisions and the terms of the “Other Conditions” section below) and giving due regard to the operational and strategic requirements of the Borrower and its subsidiaries in light of their consolidated capital structure, size, business, industry and practices (including, without limitation, the leverage profile and projected free cash flow generation of the Borrower and its subsidiaries), all of which are acknowledged to be different than the borrower under the Referenced Agreement and such entity’s subsidiaries, in each case, after giving effect to the Acquisition.

Representations & Warranties:	Subject to the Documentation Principles, representations and warranties in the Second Lien Credit Agreement shall be substantially similar to, and consist solely of, those in the First Lien Credit Agreement; provided that baskets and thresholds will be set with a cushion of up to 10% off of the applicable baskets and thresholds under the First Lien Term Loan Financing Documents.

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Covenants:	(a) Affirmative Covenants: Subject to the Documentation Principles, affirmative covenants in the Second Lien Credit Agreement shall be substantially similar to, and consist solely of, those in the First Lien Credit Agreement; provided that baskets and thresholds will be set with a cushion of up to 10% off of the applicable baskets and thresholds under the First Lien Term Loan Financing Documents.

(b) Negative Covenants: Subject to the Documentation Principles, negative covenants in the Second Lien Credit Agreement shall be substantially similar to, and consist solely of, those in the First Lien Credit Agreement; provided that baskets and thresholds will be set with a cushion of up to 10% off of the applicable baskets and thresholds under the First Lien Term Loan Financing Documents.

Financial Covenants:	Financial performance covenants in the Second Lien Credit Agreement will be defined and detailed in Exhibit A attached hereto and identical to those in the First Lien Credit Agreement, but financial performance covenant levels in the Second Lien Credit Agreement will be as set forth on Exhibit B attached hereto. With respect to breaches of the applicable financial performance covenants, the Financing Documents shall contain equity cure rights in favor of Borrower on the same terms as the equity cure rights set forth in the First Lien Term Loan Financing Documents; provided that, for the avoidance of doubt, amounts added to EBITDA from Equity Cures referenced in the First Lien Term Sheet shall be added to EBITDA for purposes of calculating compliance with the financial performance covenants under the Financing Documents whether or not there has also been a breach of the financial performance covenants under the Financing Documents.

Events of Default:	Subject to the Documentation Principles, events of default in the Second Lien Credit Agreement shall be substantially similar to, and consist solely of, those in the First Lien Credit Agreement; provided that baskets and thresholds will be set with a cushion of up to 10% off of the applicable baskets and thresholds under the First Lien Term Loan Financing Documents.

Permitted Acquisitions:	Permitted acquisitions for the Second Lien Term Loan shall be substantially similar to those for the First Lien Term Loan; provided that baskets and thresholds will be set with a cushion of up to 10% off of the applicable baskets and thresholds under the First Lien Term Loan Financing Documents.

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Other Conditions:	Subject to the Funds Certain Provisions, the availability and initial funding under the Facilities on the closing date shall be subject to the satisfaction (or waiver by Agent) of the following conditions (and only the following conditions):

(i)     Execution and/or delivery of the definitive Second Lien Credit Agreement and the other definitive loan and security documents for the Facilities, in each case consistent with this Summary of Terms and Conditions and the Documentation Principles.

(ii)    Subject to the Funds Certain Provisions, Agent shall have been granted a security interest in all personal property Collateral and all documents and instruments required to perfect Agent’s security interest in such Collateral shall have been executed and delivered and, if applicable, be in proper form for filing and Agent shall have received UCC, tax and judgment lien searches and other appropriate evidence, evidencing the absence of any other liens on the Collateral, other than liens on the Collateral securing the First Lien Term Loan, liens constituting “Permitted Encumbrances” as defined in the Purchase Agreement, customary existing liens, liens of existing lenders to be released as of the closing date, liens (other than blanket liens) on (and limited to) immaterial assets and properties to the extent such liens are permitted to remain in existence under the Purchase Agreement and, to the extent the ABL Revolving Facility is provided on the closing date, liens on the Revolving Priority Collateral securing the ABL Revolving Facility.

(iii)  Execution and/or delivery to Agent of the following (the “Closing Deliverables”): customary legal opinions, customary evidence of authority, customary officer’s certificates, good standing certificates (to the extent applicable) in the respective jurisdictions of organization of Holdings, the Borrower and their respective subsidiaries that are Guarantors, and customary notices of borrowing.

(iv)   Assuming the funding of the Second Lien Term Loan on the closing date, the initial capitalization of Borrower will include (i) either (x) the Cash Flow Revolving Facility or, at Sponsor’s discretion as otherwise provided herein, (y) the ABL Revolving Facility (1) on terms reasonably consistent with those outlined in Exhibit D hereto or otherwise reasonably satisfactory to Golub and (2) together with delivery of a duly executed intercreditor and subordination agreement on the terms outlined in Exhibit E hereto or otherwise reasonably satisfactory to Golub, (ii) the First Lien Term Loan having intercreditor and subordination terms and standstills satisfactory to Agent and Lenders (it being understood that Golub has committed to provide the

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First Lien Term Loan on the terms provided in the Commitment Letter) and (iii) a minimum of 40% of the total capitalization in cash equity capital from a group of investors being arranged by Sponsor, with the majority of such equity capital being provided by Sponsor (for the avoidance of doubt, this capital will include the rollover of all shares of the Borrower’s common stock held by the Sponsor (which will be valued at the per share consideration being paid for shares of the Borrower in the Merger)), and providing Sponsor with (a) direct or indirect ownership of no less than 50% of the capital stock of Holdings on a fully-diluted basis and (b) control of the board of directors or other governing body of Holdings (collectively, the “Equity Contribution”); provided, that the Equity Contribution shall not be less than $86,000,000 at closing except as such amount may be reduced pursuant to clause (vi) below;

(v)    Golub shall have received all fees and expenses then owing pursuant to the terms of the Commitment Letter, this Summary of Terms and Conditions, the related fee letter, and the other Financing Documents (in the case of expenses, to the extent invoiced at least two business days prior to the closing date (except as otherwise reasonably agreed to by the Borrower).

(vi)   The Acquisition shall have been consummated, or shall be consummated substantially concurrently with the funding of the initial loans under the Facilities, in accordance with the terms and provisions of that certain Agreement and Plan of Merger dated as of May 1, 2014 (the “Purchase Agreement”) by and among MRGB Hold Co., MRVK Merger Co. and R.G. Barry Corporation without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders without the consent of Agent, it being agreed that neither (i) any increase to nor (ii) any decrease by less than 10% of, in each case, the aggregate purchase price for the Acquisition shall be deemed materially adverse to the Lenders, provided that any such increase in the purchase price shall not be funded with additional indebtedness not contemplated above and any such decrease shall be allocated to reduce either (y) the Facilities on a pro rata basis or (z) the cash Equity Contribution, provided that the above requirement to fund a 40% minimum percentage of cash equity capital must always be satisfied (for the avoidance

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of doubt, this capital will include the rollover of all shares of the Borrower’s common stock held by the Sponsor (which will be valued at the per share consideration being paid for shares of the Borrower in the Merger));

(vii)    Funded consolidated first lien and total debt of Borrower on the closing date, after giving effect to the related transactions, will be limited to 3.75x and 4.75x TTM EBITDA (assuming, in lieu of the actual amount drawn under the Cash Flow Revolving Facility or the ABL Revolving Facility, as applicable, on the closing date, an average draw under the Cash Flow Revolving Facility or the ABL Revolving Facility, as applicable, of $5,000,000 and TTM EBITDA adjusted in a manner acceptable to Agent), respectively; provided, however, that any reduction in purchase price negotiated by Sponsor shall ratably reduce funded consolidated total debt and equity of Borrower on the closing date consistent with the requirements of clause (vi) above. Without limiting the applicability of the foregoing condition, the Borrower shall be permitted, in the Borrower’s sole discretion, to permanently reduce the aggregate principal amount of the Second Lien Term Loan to be provided by the Lenders hereunder so that the consolidated first lien and total debt of Borrower (calculated in accordance with the foregoing provisions of this clause (vii)) shall not exceed 3.75x and 4.75x TTM EBITDA, respectively, on the closing date;

(viii)  Receipt of Project Blue’s consolidated unaudited financial statements for the most recently ended fiscal month for which not fewer than 45 days have passed since the end of such fiscal month;

(ix)     (x) Each of the Purchase Agreement Representations shall be true and correct to the extent required to be true and correct as a condition to Holdings’ and Merger Sub’s obligations to consummate the Acquisition in accordance with the Purchase Agreement and (y) each of the Specified Representations shall be true and correct in all material respects (or with respect to Specified Representations, in all respects to the extent any such representation or warranty in the Credit Agreement contains any materiality qualifier, including references to “material,” “Material Adverse Effect” or dollar thresholds (after giving effect thereto));

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(x)    Receipt from Holdings of (a) a solvency certificate in the form attached hereto as Exhibit C and (b) an officer’s certificate on behalf of Borrower demonstrating the satisfaction of, or compliance with, the conditions set forth in clauses (iv) (solely with respect to subclause (iii) and, if applicable, subclause (i)(y) thereof,) (vi), (vii) and (ix)(y); and

(xi)   Since June 29, 2013 there has been no “Material Adverse Effect”. For purposes hereof, a “Material Adverse Effect” means a material adverse effect on (a) the ability of Project Blue to perform its obligations under the Purchase Agreement and to consummate the Merger and the other Transactions (each as defined in the Purchase Agreement), or (b) the business, results of operations, assets, liabilities, financial condition, prospects or operations of Project Blue and its subsidiaries, taken as a whole, except to the extent such material adverse effect under this clause (b) results from (i) any changes in general United States or global economic conditions (provided such changes do not have a materially disproportionate effect on Project Blue or its subsidiaries, taken as a whole, relative to others in the industries in which Project Blue and any of its subsidiaries operate), (ii) any changes in conditions generally affecting any of the industries in which Project Blue and its subsidiaries operate, except to the extent such changes in conditions have a materially disproportionate effect on Project Blue and its subsidiaries, taken as a whole, relative to others in such industries, (iii) any decline in the market price of the Common Shares (as defined in the Purchase Agreement), (iv) regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such conditions have a materially disproportionate effect on Project Blue and its subsidiaries, taken as a whole, relative to others in the industries in which Project Blue and any of its subsidiaries operate, (v) any failure, in and of itself, by Project Blue to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be a Material Adverse Effect), (vi) the execution and delivery of the Purchase Agreement or the public announcement or

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pendency of the Merger or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of Project Blue or any of its subsidiaries with employees, labor unions, customers, suppliers or partners, (vii) any change in applicable law, regulation or GAAP (or authoritative interpretations thereof), (viii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Purchase Agreement, except to the extent such conditions or event have a materially disproportionate effect on Project Blue and its subsidiaries, taken as a whole, relative to others in the industries in which Project Blue and any of its subsidiaries operate, or (ix) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such events have a materially disproportionate effect on Project Blue and its subsidiaries, taken as a whole, relative to others in the industries in which Project Blue and any of its subsidiaries operate. For purposes of analyzing whether any state of facts, change, development, effect, occurrence or condition has resulted in a Material Adverse Effect under the Purchase Agreement, Holdings and Merger Sub will not be deemed to have knowledge of any state of facts, change, development, effect, occurrence or condition relating to Project Blue or its subsidiaries unless it is disclosed in the Company Disclosure Letter (as defined in the Purchase Agreement).

Notwithstanding anything in any of the Summary of Terms and Conditions, the Commitment Letter, the Fee Letter or the Financing Documents to the contrary, (i) the only representations and warranties the accuracy of which will be a condition to the making of the First Lien Term Loan on the closing date will be (A) with respect to Holdings and its Subsidiaries, the Specified Representations (as defined below) and (B) with respect to Project Blue and its subsidiaries, the representations and warranties regarding Project Blue and its subsidiaries in the Purchase Agreement and the other documents and agreements pertaining to the Acquisition as are material to the interests of Agent and the Lenders (collectively, the “Purchase Agreement Representations”), but only to the extent that Holdings has the right to terminate its and Merger Sub’s respective obligations under the Purchase Agreement (or the right not to consummate the Acquisition pursuant to the Purchase Agreement) or to not close thereunder as a result of a failure of such representations and warranties to be true and correct and (ii) the terms of the

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Financing Documents and the Closing Deliverables shall be in a form such that they do not impair the availability of the Facilities on the closing date if the conditions stated above in this “Other Conditions” section are satisfied, it being understood that (x) to the extent a security interest in any Collateral is not or cannot be obtained and/or perfected on the closing date (other than any security interest that can be perfected by means of the filing of a UCC financing statement or delivery of possession of certificated capital stock or other certificated equity security) after Holdings’ and Borrower’s use of commercially reasonable efforts to do so, the provision and/or perfection of such security interest in such Collateral will not constitute a condition precedent to the availability of the Facility on the closing date, and instead the creation and/or perfection of such security interests in such Collateral will be required within 90 days after the closing date pursuant to arrangements to be mutually agreed and (y) without limiting clause (x) above, with respect to guarantees and security to be provided by Project Blue and any subsidiary of Project Blue that is required to be a guarantor, if such guarantees and security cannot be provided as a condition precedent solely because the directors or managers of Project Blue or such subsidiary have not authorized such guarantees and security and the election of new directors or managers to authorize such guarantees and security has not taken place prior to the initial funding of the Facilities on the closing date (such guarantees and security, the “Duly Authorized Guarantees and Security”), such election shall take place and such Duly Authorized Guarantees and Security shall be provided no later than 5:00 p.m., New York City time, on the closing date; provided that nothing herein shall limit the applicability of the individual conditions to closing expressly set forth herein except to the extent expressly stated to be subject to this paragraph. For purposes hereof, “Specified Representations” mean the representations and warranties relating to legal existence, corporate power and authority; the authorization, execution and delivery, and enforceability, of the Financing Documents; the creation, perfection and priority of liens (subject to liens on the Collateral securing the First Lien Term Loan, liens constituting “Permitted Encumbrances” as defined in the Purchase Agreement, customary existing liens, liens of existing lenders to be released as of the closing date, liens (other than blanket liens) on (and limited to) immaterial assets and properties to the extent such liens are permitted to remain in existence under the Purchase Agreement and, to the extent the ABL Revolving Facility is provided on the closing date, liens on the Revolving Priority Collateral securing the ABL Revolving Facility); Federal Reserve margin regulations; the Investment Company Act; Patriot Act, OFAC and other anti-terrorism laws; solvency (after giving effect to the Acquisition) of Holdings and its subsidiaries on a consolidated basis (to be determined in a manner consistent with the form of solvency certificate attached

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hereto as Exhibit C); and no violation of, or conflict with, charter documents with respect to the Financing Documents. For the avoidance of doubt, the foregoing provisions of this paragraph are sometimes referred to as the “Funds Certain Provisions”.

Required Lenders:	Lenders having more than fifty percent (50%) of outstanding principal balance of the Second Lien Term Loan of all Lenders; provided, that if there are two or more Lenders, then Requisite Lenders shall include at least two Lenders (Lenders that are Affiliates of one another being considered as one Lender for purposes of this proviso).

Assignments and Participations:	Lenders will be permitted to make assignments in a minimum amount of $1 million (unless such assignment is of a Lender’s entire interest in a particular tranche of the First Lien Term Loan or is to another Lender, affiliate of a Lender or an approved fund of a Lender, in which cases such minimum shall not apply) to other financial institutions with the consent of Agent and, so long as no event of default has occurred and is continuing, the consent of Borrower, which consents shall not be unreasonably withheld or delayed (it being agreed that it shall be reasonable for Agent to withhold consent if such assignee would be Sponsor, Borrower or any Guarantor, any holder of debt subordinated to the Facilities, any holder of debt that is secured by liens that have been contractually subordinated to the liens securing the Facilities or any affiliate of any of the foregoing persons or entities; provided however, that the consent of Borrower shall not be required in connection with assignments to other Lenders (or to affiliates or approved funds of Lenders). An assignment fee of $3,500 (for which Borrower shall have no liability) shall be payable to Agent upon the effectiveness of any such assignment (other than in the case of an assignment between a Lender and its affiliates and approved funds).

Expenses and Indemnification:	The Financing Documents will contain standard indemnification provisions, and shall also provide for expense reimbursement of (i) the Agent in connection with diligence, administration, syndication and documentation and (ii) the Agent and the Lenders in connection with litigation, contests, disputes, suits, proceedings or actions and enforcement of remedies, work-outs and restructurings, in each case consistent with the Referenced Agreement, the Documentation Principles and (where appropriate) the analogous provisions of the Commitment Letter.

Governing Law:	The Financing Documents will be governed by and construed in accordance with New York law.

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